EXHIBIT 99.1

LADENBURG REPORTS
FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Fiscal 2017 Highlights:

•	Revenues increased by 14.6% to record $1.27 billion

•	Net income of $7.7 million

•	EBITDA, as adjusted, increased 56.6%, to $56.0 million

•	Record client assets of $164.7 billion at December 31, 2017, including advisory assets under management of $72.6 billion and cash balances of $4.5 billion

•	Recurring revenue of 79.6% in independent advisory and brokerage services segment

•	Shareholders’ equity of $370.4 million at December 31, 2017

•	Initiated dividend on common stock

MIAMI, FL, March 16, 2018 -- Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA) today announced financial results for the fourth quarter and full year ended December 31, 2017.
Dr. Phillip Frost, Chairman of Ladenburg, said, “During 2017, we saw continued strength across all of Ladenburg’s businesses, with record revenues of $1.27 billion, a 14.6% increase from the prior year. Adjusted EBITDA grew during the year by 56.6% to $56.0 million. We remain encouraged by the impact strong market conditions and higher interest rates are having on both our independent advisory and brokerage and capital markets businesses. We believe that these factors, coupled with successful recruiting efforts, position us well for success in 2018 and beyond. Ladenburg remains committed to investing in our core business to drive sustainable growth and generate strong returns.”
Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “Ladenburg continues to strengthen its position as a leader in the fast growing independent advisory and brokerage business. We provide our financial advisors with the “Ladenburg Advantage” - a differentiated set of resources and services available through our affiliated companies. Through high levels of recruiting over the past two years, we have grown our nationwide network of independent financial advisors to over 4,300. The demand for the high quality independent advice, trustworthy financial planning and investment solutions our advisors provide to the mass affluent segment, together with improved market conditions, was reflected in the 19.9% growth in total client assets to a record $164.7 billion at year end 2017. The higher asset levels and strong market conditions contributed to a 20.9% increase in advisory fee revenue to $560.9 million in 2017, as advisory assets under management grew 25.6% to $72.6 billion. Our management team is focused on improving margins through increased shared services and recurring revenues, and managing all of our operating segments efficiently. We are very pleased to have initiated during 2017 a quarterly cash dividend on our common stock, reflecting our long-term commitment to delivering value for our fellow shareholders.”

For the Fourth Quarter and Full Year Ended December 31, 2017
Fourth quarter 2017 revenues were $344.0 million, a 15.8% increase from revenues of $297.1 million in the fourth quarter of 2016. Advisory fee revenue for the three months ended December 31, 2017 increased by 25.0% to $152.6 million from $122.1 million for the comparable period in 2016 due to improved market conditions and higher average advisory assets. Commissions revenue for the fourth quarter of 2017 increased by 9.3% to $141.5 million from $129.5 million for the comparable period in 2016 primarily due to increased sales of mutual fund and variable annuity products. Also, investment banking revenue for the fourth quarter of 2017 increased by 23.2% to $12.3 million from $10.0 million for the comparable period in 2016 due to improved market conditions.
Net income attributable to the Company for the fourth quarter of 2017 was $6.6 million, as compared to net income attributable to the Company of $0.6 million in the fourth quarter of 2016. Net loss available to common shareholders, after payment of preferred dividends, was $1.8 million or ($0.01) per basic and diluted common share for the fourth quarter of 2017, as compared to net loss available to common shareholders of $7.3 million or ($0.04) per basic and diluted common share in the comparable 2016 period. The fourth quarter 2017 results included $6.8 million of income tax benefit, $8.4 million of non-cash charges for depreciation, amortization and compensation, $2.3 million of amortization of retention and forgivable loans and $1.1 million of interest expense. The fourth quarter 2016 results included $2.0 million of income tax expense, $8.5 million of non-cash charges for depreciation, amortization and compensation, $1.1 million of amortization of retention and forgivable loans and $0.8 million of interest expense.
Full year 2017 revenues were $1.27 billion, a 14.6% increase from revenues of $1.11 billion for the comparable 2016 period. Net income attributable to the Company for fiscal 2017 was $7.7 million, as compared to net loss attributable to the Company of $22.3 million in the comparable 2016 period. Net loss available to common shareholders, after payment of preferred dividends, was $24.8 million or $(0.13) per basic and diluted common share in 2017, as compared to net loss available to common shareholders, after payment of preferred dividends, of $52.7 million or $(0.29) in the comparable 2016 period. The 2017 results included approximately $6.5 million of income tax benefit, $34.4 million of non-cash charges for depreciation, amortization and compensation, $7.4 million of amortization of retention and forgivable loans and $2.7 million of interest expense. The comparable 2016 results included approximately $10.0 million of income tax expense, $33.6 million of non-cash charges for depreciation, amortization and compensation, $5.5 million of amortization of retention and forgivable loans and $4.3 million of interest expense.

Recurring Revenues
For the full year ended December 31, 2017, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep revenues and certain other fees, represented approximately 79.6% of revenues from the Company’s independent advisory and brokerage services segment. Recurring revenues for this business were approximately 76.7% for the full year 2016.

EBITDA, as adjusted
EBITDA, as adjusted, for the fourth quarter of 2017 was $18.7 million, an increase of 27.8% from $14.6 million in the comparable 2016 period. EBITDA, as adjusted, for the full year 2017 was $56.0 million, an increase of 56.6% from $35.8 million for the prior-year period. Attached hereto as Table 2 is a reconciliation of net income (loss) attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. The increase in EBITDA, as adjusted, for the full year 2017 was primarily attributable to increases in our Ladenburg segment as a result of higher investment banking revenues, increased revenue from our cash sweep programs and higher advisory revenues in our independent advisory and brokerage services segment.

Client Assets
At December 31, 2017, total client assets under administration were $164.7 billion, a 19.9% increase from $137.4 billion at December 31, 2016. At December 31, 2017, client assets included cash balances of approximately $4.5 billion, including approximately $4.1 billion participating in our cash sweep programs.

Stock Repurchases
During the quarter ended December 31, 2017, Ladenburg repurchased 271,540 shares of its common stock at a cost of approximately $0.8 million, representing an average price per share of $3.10. During the period from January 1, 2017 through December 31, 2017, Ladenburg repurchased 2,088,460 shares of its common stock at a cost of approximately $5.3 million, including 1,850,215 shares repurchased under its stock repurchase program, representing an average price per share of $2.53. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased over 26.9 million shares of its common stock at a total cost of approximately $57.1 million, including purchases outside its stock repurchase program, representing an average price per share of $2.13. As of December 31, 2017, Ladenburg has the authority to repurchase an additional 8,149,785 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted for acquisition-related expense, amortization of retention and forgivable loans, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes loss on write-off of receivable from subtenant, excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as acquisition-related expense, amortization of retention and forgivable loans and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income (loss) before income taxes, net income (loss) and cash flows provided by (used in) operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent advisory and broker-dealer firms Securities America, Triad Advisors, Securities Service Network, Investacorp, and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company, Ladenburg Thalmann Annuity Insurance Services, a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent brokerage and advisory business, growth of our investment banking business, future levels of recurring revenue, future synergies, changes in interest rates, recruitment of financial advisors, future margins and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the Department of Labor’s rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2017	2016	Change	2017	2016	Change
Revenues:
Commissions	$141,513	$129,500	9.3%	$535,979	$510,023	5.1%
Advisory fees	152,608	122,084	25.0%	560,930	464,136	20.9%
Investment banking	12,332	10,008	23.2%	46,453	25,453	82.5%
Principal transactions	172	61	182.0%	857	747	14.7%
Interest and dividends	8,104	3,058	165.0%	25,049	10,256	144.2%
Service fees and other income	29,287	32,348	(9.5)%	98,884	96,338	2.6%
Total revenues	344,016	297,059	15.8%	1,268,152	1,106,953	14.6%
Expenses:
Commissions and fees	248,587	212,119	17.2%	928,430	818,000	13.5%
Compensation and benefits	46,213	43,721	5.7%	171,344	152,592	12.3%
Non-cash compensation	1,391	1,315	5.8%	5,539	5,311	4.3%
Brokerage, communication and clearance fees	4,477	3,415	31.1%	18,124	15,719	15.3%
Rent and occupancy, net of sublease revenue	2,191	2,652	(17.4)%	9,356	9,673	(3.3)%
Professional services	6,979	4,341	60.8%	19,630	14,126	39.0%
Interest	1,111	750	48.1%	2,710	4,262	(36.4)%
Depreciation and amortization	7,005	7,204	(2.8)%	28,835	28,334	1.8%
Acquisition-related expenses	3,149	354	789.5%	3,469	1,357	155.6%
Amortization of retention and forgivable loans	2,326	1,091	113.2%	7,396	5,472	35.2%
Other	20,666	17,473	18.3%	72,158	64,177	12.4%
Total expenses	344,095	294,435	16.9%	1,266,991	1,119,023	13.2%
(Loss) income before item shown below	(79)	2,624	nm	1,161	(12,070)	nm
Change in fair value of contingent consideration	(67)	(38)	(76.3)%	19	(216)	nm
(Loss) income before income taxes	(146)	2,586	nm	1,180	(12,286)	nm
Income tax (benefit) expense	(6,780)	1,965	nm	(6,502)	10,025	nm
Net income (loss)	6,634	621	968.3%	7,682	(22,311)	nm
Net loss attributable to noncontrolling interest	(10)	(9)	(11.1)%	(15)	(42)	64.3%
Net income (loss) attributable to the Company	$6,644	$630	954.6%	$7,697	$(22,269)	nm
Dividends declared on preferred stock	(8,456)	(7,924)	(6.7)%	(32,482)	(30,438)	(6.7)%
Net loss available to common shareholders	$(1,812)	$(7,294)	75.2%	$(24,785)	$(52,707)	53.0%

Net loss per common share available to common shareholders (basic)	$(0.01)	$(0.04)	75.0%	$(0.13)	$(0.29)	55.2%
Net loss per common share available to common shareholders (diluted)	$(0.01)	$(0.04)	75.0%	$(0.13)	$(0.29)	55.2%

Weighted average common shares used in computation of per share data:
Basic	194,749,001	188,837,490	3.1%	193,064,550	182,987,850	5.5%
Diluted	194,749,001	188,837,490	3.1%	193,064,550	182,987,850	5.5%
nm - not meaningful

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net income (loss) attributable to the Company as reported to EBITDA, as adjusted for the periods ending December 31, 2017 and 2016:

	Three months ended			Twelve months ended
	December 31,			December 31,
( dollars in thousands)	2017	2016	% Change	2017	2016	% Change
Total revenues	$344,016	$297,059	15.8%	$1,268,152	$1,106,953	14.6%
Total expenses	344,095	294,435	16.9%	1,266,991	1,119,023	13.2%
(Loss) income before income taxes	(146)	2,586	nm	1,180	(12,286)	nm
Net income (loss) attributable to the Company	6,644	630	954.6%	7,697	(22,269)	nm

Reconciliation of net income (loss) attributable to the Company to EBITDA, as adjusted:

Net income (loss) attributable to the Company	$6,644	$630	954.6%	$7,697	$(22,269)	nm
Less:
Interest income	(191)	(191)	—%	(506)	(672)	(24.7)%
Change in fair value of contingent consideration	67	38	(76.3)%	(19)	216	nm
Add:
Interest expense	1,111	750	48.1%	2,710	4,262	(36.4)%
Income tax (benefit) expense	(6,780)	1,965	nm	(6,502)	10,025	nm
Depreciation and amortization	7,005	7,204	(2.8)%	28,835	28,334	1.8%
Non-cash compensation expense	1,391	1,315	5.8%	5,539	5,311	4.3%
Amortization of retention and forgivable loans	2,326	1,091	113.2%	7,396	5,472	35.2%
Financial advisor recruiting expense	3,545	691	413.0%	5,721	1,882	204.0%
Acquisition-related expense	3,149	354	789.5%	3,469	1,357	155.6%
Other (1)	426	776	(45.1)%	1,661	1,853	(10.4)%
EBITDA, as adjusted	$18,693	$14,623	27.8%	$56,001	$35,771	56.6%
nm - not meaningful

(1)
Includes severance of $119 and $525, excise and franchise tax expense of $159 and $594 and compensation expense that may be paid in stock of $148 and $559 for the three and twelve months ended December 31, 2017, respectively. Includes severance of $477 and $755, excise and franchise tax expense of $164 and $508 and compensation expense that may be paid in stock of $129 and $586 for the three and twelve months ended December 31, 2016.